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                                                                   Exhibit 10.18

SUBSCRIPTION AGREEMENT MADE AND ENTERED INTO IN THE CITY AND DISTRICT OF MONTREAL, ON THE 2ND DAY OF MAY, 1997

BY AND BETWEEN:   H POWER CORP., a Delaware corporation, having its head office and principal place of business in the City of Belleville, State of New Jersey,

                  (hereinafter referred to as "H Power")

                  PARTY OF THE FIRST PART

AND: 3362469 CANADA INC., a body politic and corporate, duly incorporated according to the Canada Business Corporations Act, having its head office and principal place of business in the City of Montreal, Province of Quebec,

                  (hereinafter referred to as the "Corporation")

                  PARTY OF THE SECOND PART

SECTION 1 - PREAMBLE

1.1 WHEREAS H Power wishes to subscribe for shares from the treasury of the Corporation at the price set forth hereinafter, the whole on the terms and conditions hereinafter set out in this Agreement.

1.2 WHEREAS concurrently with the execution of this Agreement, the Investors entered into a Subscription Agreement with the Corporation (the "Investors' Subscription Agreement") providing for the subscription by the Investors for shares from the treasury of the Corporation.

      NOW, THEREFORE, THIS AGREEMENT WITNESSETH:

SECTION 2 - INTERPRETATION

2.1    Definitions.  In this Agreement:

2.1.1 "Agreement" means this Subscription Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Section, subsection or other subdivision; "Section", "subsection" or other subdivision of this Agreement means and refers to the specified Section, subsection or other subdivision of this Agreement;

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2.1.2  "Applicable Law" means any domestic or foreign federal, state, provincial, county, local, municipal and regional statute, law, ordinance, rule, regulation, restriction, regulatory policy or guideline, by-law (zoning or otherwise), principles of common law, civil law or equity, as well as Permits, Orders, decrees and rules (having the force of law); and any judgments or injunctions issued, prolongated, approved or entered thereunder;

2.1.3 "Business Day" means any day, other than a Saturday or Sunday or a day on which the principal commercial banks in the Province of Quebec are not open for business during normal banking hours;

2.1.4 "Class B Common Shares" has the meaning ascribed thereto in the Articles of Incorporation of the Corporation;

2.1.5 "dollar", "dollars" and the sign "$", unless otherwise indicated, each mean lawful money of the United States of America;

2.1.6 "Governmental Body" means (i) any domestic or foreign national, federal, provincial, state, municipal or other government or body, (ii) any multinational, multilateral or international body, (iii) any subdivision, agent, commission, board, instrumentality or authority of any of the foregoing governments or bodies, (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies, or (v) any domestic, foreign, international, multilateral or multinational judicial, quasi-judicial, arbitration or administrative court, tribunal, commission, board or panel;

2.1.7 "H Power License Agreement" means the license agreement entered into between the Corporation and H Power on the date hereof by which H Power licenses and/or sub-licenses to the Corporation all of its technology in connection with Stationary Fuel-Cell-Power Systems for South America, Central America and North America (other than the States of Pennsylvania, Ohio and West Virginia);

2.1.8  "H Power Shares" has the meaning ascribed thereto in subsection 3.1;

2.1.9 "Investors" means Societe Innovatech du Grand Montreal, Sofinov Societe Financiere d'Innovation Inc. and 9042-0175 Quebec Inc., collectively, and "Investor" means any of them;

2.1.10 "Investors' Subscription Agreement" has the meaning ascribed thereto in subsection 1.2;

2.1.11 "Person" means an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with judicial personality, Governmental Body; and pronouns when they refer to a Person have a similarly extended meaning;


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2.1.12 "Prime Rate" means the interest rate quoted publicly by the Corporation's regular bankers as the reference rate of interest for commercial demand loans made in Canadian dollars and commonly known as such bank's prime rate, as adjusted from time to time, on the basis of the Prime Rate in effect on the first day of each month;

2.1.13 "Shareholders Agreement" means the Shareholders Agreement of even date among the parties hereto and the Investors, setting forth the terms and conditions which will govern the relationship of H Power and the Investors as shareholders of the Corporation.

2.2 Gender. Any reference in this Agreement to any gender shall include both genders and the neutral, and words used herein importing the singular number only shall include the plural and vice versa.

2.3 Headings. The division of this Agreement into Sections, subsections and other subdivisions, and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

2.4 Severability. Any Section, subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed therefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall be severed from an illegal or unenforceable Section, subsection or other subdivision of this Agreement or any other provisions of this Agreement.

2.5 Entire Agreement. This Agreement, together with any other instruments to be delivered pursuant hereto, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, among any or all of the parties.

2.6 Amendments. No amendment of this Agreement shall be binding unless otherwise expressly provided in an instrument duly executed by each of the parties hereto.

2.7 Waiver. Except as otherwise provided in this Agreement, no waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the parties.

2.8 Delays. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the day which is the reference day in calculating such period shall be excluded. If the day on which such delay expires is not a Business Day, then the delay shall be extended to the next succeeding Business Day.

2.9 Preamble. The preamble hereof shall form an integral part of this Agreement.


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2.10 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

SECTION 3 - SUBSCRIPTIONS

3.1 H Power Subscription. H Power hereby subscribes for 333,333 Class B Common Shares (collectively the "H Power Shares") of the Corporation's share capital in consideration of the signing by H Power of and the granting by H Power to the Corporation of rights pursuant to the H Power License Agreement. The parties hereby agree that the fair market value of such consideration is $5,000,000. The Corporation hereby accepts the subscription of H Power for the H Power Shares subject to the terms and conditions contained herein.

3.2 Payment and Issue of H Power Shares. H Power hereby agrees to sign the H Power License Agreement and grant the rights contemplated thereby to the Corporation on the date hereof, and the Corporation shall, upon the signature by H Power of the H Power License Agreement, issue the H Power Shares to H Power and deliver share certificates representing same.

SECTION 4 - REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of H Power. H Power hereby represents and warrants to the Corporation and acknowledges and confirms that the Corporation is relying upon such representations and warranties in connection herewith and would not have entered into this Agreement without such representations and warranties:

4.1.1 H Power is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

4.1.2 H Power has the necessary corporate power and authority to execute this Agreement and to perform its obligations hereunder. The execution of this Agreement by H Power and the performance by H Power of its obligations hereunder have been duly authorized by all necessary action on its part and do not require any action or consent of, any registration with, or notification to any Person, or any action or consent under any laws to which H Power is subject;

4.1.3 the execution of this Agreement, the consummation of the transactions contemplated herein, the performance by H Power of its obligations hereunder and the compliance by it with this Agreement do not:

       4.1.3.1 violate, contravene or breach, or constitute a default under, the constating documents or by-laws of H Power;


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       4.1.3.2 violate, contravene or breach, or constitute a default under any contract, agreement, indenture, instruments, or commitment to which H Power may be a party, or its properties may be subject, or by which it is bound or affected; or

       4.1.3.3 violate, contravene or breach any laws to which H Power is subject;

4.1.4 neither H Power nor any of its respective shareholders, directors, officers, employees or agents has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to this Agreement or any of the transactions contemplated hereby except for the commitment fee payable by H Power to the Investors.

4.2 Representations and Warranties of the Corporation. The Corporation hereby represents and warrants as follows to H Power and acknowledges and confirms that H Power is relying upon such representations and warranties in connection herewith and would not have entered into this Agreement without such representations and warranties:

4.2.1  the Corporation:

       4.2.1.1 is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation; and

       4.2.1.2 has not carried on any business since its incorporation;

4.2.2 the Corporation has the necessary corporate power and authority to execute this Agreement and to perform its obligations hereunder. The execution of this Agreement by the Corporation and the performance by the Corporation of its obligations hereunder have been duly authorized by all necessary action on its part and do not require any actions or consent of, any registration with, or notification to, any Person, or any action or consent under any laws to which the Corporation is subject;

4.2.3 the execution of this Agreement, the consummation of the transactions contemplated herein, the performance by the Corporation of its obligations hereunder and the compliance by it with this Agreement do not:

       4.2.3.1 violate, contravene or breach, or constitute a default under, the constating documents or by-laws of the Corporation;

       4.2.3.2 violate, contravene or breach, or constitute a default under any contract, agreement, indenture, instruments, or commitment to which the Corporation may be a party, or its properties may be subject, or by which it is bound or affected; or


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       4.2.3.3 violate, contravene or breach any applicable laws to which the
       Corporation is subject;

4.2.4 the authorized capital of the Corporation consists of an unlimited number of Class A Common Shares and Class B Common Shares. After giving effect to this Agreement and the Investors' Subscription Agreement, the only shares of the Corporation which will be issued and outstanding will be the H Power Shares, the Sofinov Shares (as defined in the Investors' Subscription Agreement), the Innovatech Shares (as defined in the Investors' Subscription Agreement) and the 9042-0175 Shares (as defined in the Investors' Subscription Agreement), and upon receipt by the Corporation of payment therefor in full, such shares will be issued and outstanding as fully paid and non-assessable;

4.2.5 no Person has any agreement, option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement for the purchase from the Corporation of any securities of the Corporation, other than as provided in the Investors' Subscription Agreement and in the Shareholders Agreement;

4.2.6 neither the Corporation nor any of its respective directors, officers, employees or agents has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to this Agreement or any of the transactions contemplated hereby;

4.2.7 the Corporation is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

4.3 Reliance on Representations and Warranties. Notwithstanding any investigation conducted prior or subsequent to the date hereof, the parties shall be entitled to rely upon the representations and warranties set forth herein and the obligations of the parties with respect thereto shall survive the execution of this Agreement for a period of two (2) years except for the representations and warranties set forth in subsections 4.2.4 and 4.2.5 which shall survive indefinitely.

SECTION 5 - INDEMNIFICATION

5.1    Definitions.  As used in this Section 5:


5.1.1  "Additional Indemnity" means indirect damages;

5.1.2 "Claim" means any act, omission or state of facts and any demand, action, suit, proceeding, investigation, arbitration, trial, claim, assessment, judgment, settlement or compromise relating thereto which may give rise to a right to indemnification under subsection 5.2 or 5.3 hereof;


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5.1.3  "Direct Claim" means any Claim by an Indemnified Party against an
       Indemnifying Party which does not result from a Third Party Claim;

5.1.4 "Indemnifying Party" means any party obligated to provide indemnification under this Agreement;

5.1.5 "Indemnified Party" means any party entitled to indemnification under this Agreement;

5.1.6 "Indemnity Payment" means the aggregate amount of each Loss and Additional Indemnity required to be paid pursuant to subsection 5.2 or the amount of each Loss required to be paid pursuant to subsection 5.3 hereof;

5.1.7 "Loss" means any and all loss, liability, damage, cost, expense, charge, fine, penalty or assessment, resulting from or arising out of any Claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto and all interest, punitive damages, fines and penalties and reasonable attorneys', accountants' and experts' fees and expenses incurred in connection therewith; and

5.1.8 "Third Party Claim" means any Claim asserted against an Indemnified Party by any Person who is not a party to this Agreement.

5.2 Indemnification by the Corporation. The Corporation hereby agrees to indemnify and save and hold harmless H Power from and against any Loss suffered or incurred, directly or indirectly, by H Power as a result of, arising out of or relating to:

5.2.1 any violation, contravention or breach of any covenant, agreement or obligation of the Corporation under or pursuant to this Agreement or any other document or certificate delivered to H Power by or on behalf of the Corporation in connection therewith, as well as any Claim by any Person containing allegations which, if true, would constitute such an event; and

5.2.2 any incorrectness in, or breach of, any representation or warranty made by the Corporation in this Agreement, or made or to be made in any other document or certificate delivered or to be delivered to H Power by or on behalf of the Corporation in connection therewith, as well as any Claim by any Person containing allegations which, if true, would constitute such an event.

5.3 Indemnification by H Power. H Power hereby agrees to indemnify and save and hold harmless the Corporation from and against any Loss suffered or incurred, directly or indirectly, by it as a result of, arising out of or relating to:

5.3.1 any violation, contravention or breach of any covenant, agreement or obligation of such Investor under or pursuant to this Agreement or any other document or certificate delivered


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       to the Corporation by or on behalf of H Power in connection therewith, as well as any Claim by any Person containing allegations which, if true, would constitute such an event; and

5.3.2 any incorrectness in, or breach of, any representation or warranty made by H Power in this Agreement, or made or to be made in any other document or certificate delivered or to be delivered to the Corporation by or on behalf of H Power in connection therewith, as well as any Claim by any Person containing allegations which, if true, would constitute such an event.

5.4 Payment and Interest. The Indemnifying Party shall reimburse, on demand, to the Indemnified Party the amount of each Loss suffered or incurred by the Indemnified Party and, in the event that subsection 5.5 applies, shall pay, on demand, to the Indemnified Party the amount of the Additional Indemnity, the whole as of the date that the Indemnified Party incurs such Loss, together with interest on such amount(s) from the aforesaid date until payment in full at a rate per annum equal to the Prime Rate, plus three (3) percentage points. Interest shall be calculated and payable monthly on the last day of each month during which any amount in respect of any Loss and/or any Additional Indemnity, if applicable, remained unpaid, both before and after an arbitration award and/or judgment, with interest on overdue interest calculated and payable at the same rate.

5.5 Additional Indemnity. If the Corporation is the Indemnifying Party, in addition to the reimbursement to the Indemnified Party of the amount of each Loss suffered or incurred by the Indemnified Party as provided in subsection 5.4 hereof, the Indemnifying Party shall pay, on demand to the Indemnified Party the Additional Indemnity, the whole as provided in subsection 5.4 hereof.

5.6 Notification. Promptly upon obtaining knowledge thereof, the Indemnified Party shall notify the Indemnifying Party of each Claim which the Indemnified Party has determined has given or could give rise to indemnification under this
Section 5, describing such Claim in reasonable detail. In circumstances where the Indemnifying Party is notified of such Claim but not promptly, the Indemnifying Party shall not be relieved from any duty to indemnify and save and hold harmless which otherwise might exist with respect to such Claim unless (and only to that extent) the omission to notify promptly materially prejudices the ability of the Indemnifying Party to exercise its right to defend provided in this Section 5.

5.7 Defense of Third Party Claims. The Indemnifying Party shall have the right, after receipt of the Indemnified Party's notice under subsection 5.6 hereof with respect to a Third Party Claim and upon giving written notice to the Indemnified Party within ten (10) Business Days of such receipt, and subject to the rights of any insurer or other third party having potential liability therefor, to defend the Third Party Claim at its own cost and expense with counsel of its own selection, provided that:

5.7.1 the Indemnified Party shall at all times have the right to fully participate in the defense at its own expense;


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5.7.2  the Third Party Claim seeks only monetary damages and does not seek any injunctive or other relief against the Indemnified Party;

5.7.3 the Indemnifying Party unconditionally acknowledges in writing its obligation to indemnify and save and hold the Indemnified Party harmless with respect to the Third Party Claim, if it is found that such obligation exists;

5.7.4 legal counsel chosen by the Indemnifying Party is satisfactory to the Indemnified Party, acting reasonably; and

5.7.5 if required to be delivered by Applicable Law or in order to prevent the Indemnified Party from losing its right to proceed with its defense of the Third Party Claim as a result of the intervention of the Indemnifying Party, the Indemnifying Party delivers a letter of credit, surety bond or such other security in an amount and in form and substance as is so required. Amounts payable by the Indemnifying Party pursuant to a Third Party Claim shall be paid in accordance with the terms of the settlement or judgment, as applicable, but in any event prior to the expiry of any delay for a judgment to become executory.

5.8 Waiver of Right to Defend Third Party Claims. If the Indemnifying Party fails:

5.8.1 within fifteen (15) Business Days from receipt of the notice of a Third Party Claim to give notice of its intention to defend the Third Party Claim in accordance with subsection 5.7 hereof, or

5.8.2 to comply, at any time and in any material respect, with any of subsections 5.7.1 through 5.7.5 (inclusively) hereof,

then the Indemnifying Party shall be deemed to have waived its right to defend the Third Party Claim and the Indemnified Party shall have the right (but not the obligation) to undertake the defense of the Third Party Claim and compromise and settle the Third Party Claim on behalf, for the account and at the risk and expense of the Indemnifying Party.

5.9 Direct Claims. If the Indemnifying Party fails to respond in writing to any written notice of a Direct Claim given by the Indemnified Party pursuant to subsection 5.5 hereof, and fails to make an Indemnity Payment to the Indemnified Party within ten (10) Business Days thereof, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which event the Indemnified Party shall be free to pursue such rights, recourses and remedies as may be available to it.

5.10 Deductible. Notwithstanding anything contained herein, neither of the parties shall be entitled to indemnification pursuant to this Section 5 until the aggregate amount of all sums payable by the Indemnifying Party in connection with its indemnification obligations pursuant to this Section


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5 exceeds $100,000, after which point such minimum threshold will no longer apply with respect to such Indemnifying Party.

5.11 Maximum Liability. Notwithstanding anything contained herein, the liability of either Indemnifying Party pursuant to the provisions of this Section 5 shall in no event exceed $5,000,000.

5.12 Right of Offset. Without in any way limiting the terms of this Section 5, each party shall have the right to offset against all amounts payable from time to time by it to any other party, howsoever arising, including under this Agreement, any amount owing by such other party pursuant to the indemnification obligations contained in this Agreement to the party intending to offset.

5.13 Cumulative Rights. The rights, recourses and remedies provided to an Indemnified Party under this Section 5 are cumulative with any other right, recourse and remedy such Indemnified Party may have or may hereafter acquire under Applicable Law, and any right, recourse or remedy of such Indemnified Party may be asserted completely against the Indemnifying Party, without regard to the rights, recourses or remedies the Indemnified Party may have against any other Person.

SECTION 6 - GENERAL PROVISIONS

6.1 Further Assurances. Each party, upon the request of the other, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

6.2 Default Interest. Subject to subsection 5.4 hereof, if any party fails to pay to the other party any amounts due hereunder within ten (10) days of the due date, the party owing such money shall pay to the party owed such money, from the date such amount was due, interest at the Prime Rate, plus three (3) percentage points, compounded monthly and payable on demand.

6.3 Successors in Interest. This Agreement and the provisions hereof shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

6.4 Arbitration. Any dispute or controversy between the Corporation and H Power relating to any matter arising out of or connected with the rights and obligations of the parties hereto under this Agreement shall be settled in accordance with the provisions of Section 19 of the Shareholders Agreement.

6.5 Notices. All offers, acceptances, rejections, notices, requests, authorizations, permissions directions, demands and other communications hereunder shall be given in writing and shall be given by telecopier, or delivered by hand, to the other party at the following addresses:


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if to H Power:    H POWER CORP.
                  60 Montgomery Street
                  Belleville, New Jersey
                  07109, U.S.A.

                  Attention: the President

                  Telecopier: (201) 450-9850


if to the
Corporation:      3362469 CANADA INC.
                  c/o Lapointe Rosenstein
                  1250 Rene-Levesque Blvd. West
                  Suite 1400
                  Montreal, Quebec
                  H3B 5E9

                  Attention: Claude Bergeron

                  Telecopier: (514) 925-9001


with a copy in
all cases to:     LAPOINTE ROSENSTEIN
                  1250 Rene-Levesque Blvd. West
                  Suite 1400
                  Montreal, Quebec
                  H3B 5E9

                  Attention:  Claude Bergeron

                  Telecopier: (514) 925-9001

with a copy in
all cases to:     BROCK FENSTERSTOCK ET AL
                  153 East 53rd Street
                  56th Floor
                  New York, NY 10022

                  Attention:  David Robbins

                  Telecopier:  (212) 371-5500


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or at such other address as a party may have previously indicated to the other party in writing in conformity with the foregoing. Any such notice, request, demand or other communication shall be deemed to have been received on the date of delivery if delivered by hand, or the next Business Day immediately following the date of transmission if sent by telecopier. The original copy of any notice sent by telecopier shall be forwarded to the other party by registered mail, receipt return requested.

6.6 Time of the essence. Time shall be of the essence in this Agreement.

6.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

6.8 Language. The parties hereto state their express wish that this version of this Agreement as well as all documentation contemplated hereby or pertaining hereto or to be executed in connection herewith be drawn up in English; les parties expriment leur desir explicite a l'effet que cette version de cette convention de meme que tous documents envisages par les presentes ou y ayant trait ou qui seront signes relativement aux presentes soient rediges en anglais.

            IN WITNESS WHEREOF, the parties have signed at the place and on the date first herein above mentioned.

H POWER CORP.                              3362469 CANADA INC.


Per:  /s/ H. Frank Gibbard                 Per:  /s/ Marcel Paquette
      ------------------------------             ----------------------------
      H. Frank Gibbard                           Marcel Paquette


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